Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Second Quarter 2014 Operating Results

Three Month Results As Reported Daily Revenue Recognition

• Net revenue increased 0.8% to $330.4 million

• Adjusted EBITDA decreased 1.2% to $149.7 million

Three Month Results Pro Forma Monthly Revenue Recognition

• Pro Forma Adjusted net revenue increased 2.1% to $334.9 million

• Pro Forma Adjusted EBITDA increased 3.0% to $154.1 million

Baton Rouge, LA – August 7, 2014—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2014.

“Our transition from monthly to daily revenue recognition is creating some volatility in our reported quarterly revenue results, but historically, the difference in annual revenue recognized on a daily basis versus a monthly basis has been immaterial,” said chief executive Sean Reilly. “I’m pleased with our second quarter performance. Amidst a sluggish overall ad environment, the performance of our digital platform accelerated, our local sales grew nicely and we showed impressive expense control.”

“As we look out over the rest of 2014, we are encouraged by our pacings and continue to track toward the upper end of our AFFO guidance,” Reilly said. “Meanwhile, our preparations for our formal transformation to a REIT are in progress.”

Second Quarter Highlights

•      Same-unit digital billing grew 5%

•      Local sales on billboards increased 4%

•      Pro forma expense growth held to 1.3%

•      Received favorable private letter ruling from IRS

•      Paid quarterly dividend of $0.83 per share

Q2 Three Months Results

Lamar reported net revenues of $330.4 million for the second quarter of 2014 versus $327.7 million for the second quarter of 2013, a 0.8% increase. Operating income for the second quarter of 2014 was $73.0 million as compared to $73.3 million for the same period in 2013. Lamar recognized net income of $15.4 million for the second quarter of 2014 compared to net income of $23.1 million for same period in 2013. The decrease in net income for the three months ended June 30, 2014, includes a $20.8 million loss on debt extinguishment expense, which was partially offset by a reduction in interest expense as compared to the 2013 period. Net income per basic and diluted share was $0.16 per share and $0.24 per share for the three months ended June 30, 2014 and 2013, respectively.

Adjusted EBITDA for the second quarter of 2014 was $149.7 million versus $151.4 million for the second quarter of 2013, a 1.2% decrease.

Free Cash Flow for the second quarter of 2014 was $85.3 million as compared to $89.8 million for the same period in 2013, a 5.0% decrease.

For the second quarter of 2014, Funds From Operations, or FFO, was $82.0 million versus $90.9 million for the same period of 2013, a 9.8% decrease, primarily due to a $20.8 million loss on debt extinguishment related to the prepayment of Lamar Media’s 7 7/8% Senior Subordinated Notes. In addition, FFO reflects our current status as a regular domestic C Corporation for U.S. Federal Income Tax purposes. Upon electing REIT status, tax expense will be lower than the current 41% effective tax rate. Adjusted Funds From Operations, or AFFO, for second quarter of 2014 was $102.9 million compared to $99.7 million for the same period in 2013, a 3.2% increase. Diluted AFFO per Share, was $1.08 per share and $1.05 per share for the three months ended June 30, 2014 and 2013, respectively.

Q2 Pro Forma Three Month Results

Pro forma adjusted net revenue for the second quarter of 2014 (recognized on a monthly basis) was $334.9 million. This reflects a 2.1% increase over pro forma adjusted net revenue for the second quarter of 2013. The Company’s guidance for adjusted net revenue for the second quarter of 2014 (recognized on a monthly basis) was $331.0 million to $334.0 million, which equated to a 1% to 2% pro forma increase over Q2 2013. Pro forma adjusted EBITDA increased 3.0% as compared to pro forma adjusted EBITDA for the second quarter of 2013. Pro forma adjusted net revenue and pro forma adjusted EBITDA include adjustments to the 2013 period for acquisitions and divestitures for the same time frame as actually owned in the 2014 period. Pro forma adjusted net revenue and pro forma adjusted EBITDA in the 2013 period and adjusted net revenue and Adjusted EBITDA in the 2014 period have been adjusted to reflect revenue recognition on a monthly basis over the term of each advertising contract. See “Reconciliation of Reported Basis to Pro Forma Basis”, which provides reconciliations to GAAP for adjusted and pro forma measures on page 8 of this release.

Q2 Six Months Results

Lamar reported net revenues of $615.4 million for the six months ended June 30, 2014 versus $604.3 million for the same period in 2013, a 1.8% increase. Operating income for the six months ended June 30, 2014 was $104.2 million as compared to $92.4 million for the same period in 2013. Adjusted EBITDA for the six months ended June 30, 2014 was $254.0 million versus $254.6 million for the same period in 2013. In addition, Lamar recognized net income of $10.6 million for the six months ended June 30, 2014 as compared to net income of $12.9 million for the same period in 2013. Net income per basic and diluted share was $0.11 per share and $0.13 per share for the six months ended June 30, 2014 and 2013, respectively.

Free Cash Flow for the six months ended June 30, 2014 increased 2.6% to $136.3 million as compared to $132.9 million for the same period in 2013.

For the six months ended June 30, 2014, FFO was $142.4 million versus $150.2 million for the same period of 2013, a 5.2% decrease. AFFO for the six months ended June 30, 2014 was $161.7 million compared to $149.9 million for the same period in 2013, a 7.9% increase. Diluted AFFO per Share increased to $1.69 per share as compared to $1.58 per share in the comparable period in 2013.

Please refer to “Use of Non GAAP Financial Measures” for definitions of Adjusted EBITDA, Free Cash Flow, Funds From Operations, Adjusted Funds From Operations, Diluted AFFO per Share and outdoor operating income. For additional information, including reconciliations to GAAP measures, please refer to the unaudited selected financial information and supplemental schedules on pages 7 through 9.

Liquidity

As of June 30, 2014, Lamar had $342.4 million in total liquidity that consisted of $308.0 million available for borrowing under its revolving senior credit facility and approximately $34.4 million in cash and cash equivalents.

Recent Events

Distributions. On June 30, 2014, Lamar Advertising Company made its first regular quarterly distribution of $0.83 per share,

or a total of approximately $79.0 million, to common stockholders of record on June 1, 2014. The Company expects to make two additional dividend distributions in 2014 on September 30, 2014 and December 30, 2014, subject to board approval. As previously disclosed, the Company anticipates the total distributions in 2014 to be $2.50 per share.

Guidance

For the third quarter of 2014, the Company expects adjusted net revenue (recognized on a monthly basis) to be approximately $330.0 million to $334.0 million. On a pro forma adjusted basis this represents an increase of approximately 1.5% to 2.5%. The Company will continue to provide adjusted net revenue guidance for 2014 based on monthly revenue recognition consistent with past practice.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the third quarter of 2014 and expected future dividend distributions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) our ability to qualify as a Real Estate Investment Trust (REIT) and maintain our status as a REIT assuming we successfully qualify; (6) the regulation of the outdoor advertising industry by federal, state and local governments; (7) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (8) changes in accounting principles, policies or guidelines; (9) changes in tax laws applicable to REITs or in the interpretation of those laws; (10) our ability to renew expiring contracts at favorable rates; (11) our ability to successfully implement our digital deployment strategy; and (12) the market for our Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Financial Measures

The Company has presented the following measures that are not measures of performance under accounting principles generally accepted in the United States of America (GAAP): Adjusted EBITDA, Free Cash Flow, Funds From Operations, Adjusted Funds From Operations, (AFFO), Diluted AFFO per Share, adjusted pro forma results and outdoor operating income. Adjusted EBITDA is defined as net income before income tax expense (benefit), interest expense (income), gain (loss) on extinguishment of debt and investments, non-cash compensation, depreciation and amortization and gain on disposition of assets. Free Cash Flow is defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures. Funds From Operations is defined as net income before real estate depreciation and amortization, gains or loss from disposition of real estate assets and investments and an adjustment to eliminate non-controlling interest. Adjusted Funds From Operations is defined as Funds From Operations before straight-line (revenue) expense, stock-based compensation expense, non-cash tax expense (benefit), non-real estate related depreciation and amortization, amortization of deferred financing and debt issuance costs, loss on extinguishment of debt, non-recurring, infrequent or unusual losses (gains), less maintenance capital expenditures and an adjustment for non-controlling interest. Diluted AFFO per Share is defined as AFFO divided by the weighted average diluted common shares outstanding. Outdoor operating income is defined as operating income before corporate expenses, non-cash compensation, depreciation and amortization and gain on disposition of assets. These measures are not intended to replace financial performance measures determined in accordance with GAAP and should not be considered alternatives to operating income, net income, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, Free Cash Flow, Funds From Operations, Adjusted Funds From Operations, Diluted AFFO per Share, Adjusted pro forma results and Outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Management also deems the presentation of monthly revenue recognition useful to allow investors to see the impact of an immaterial change to its revenue recognition policy and to provide pro forma results that are comparable with prior periods and in line with the Company’s presentation of market guidance. Our presentation of these measures may not be comparable to similarly titled measures used by other similarly-situated companies. See “Supplemental Schedules—Unaudited Reconciliation of Non-GAAP Measures”, which provides a reconciliation of each of these measures to the most directly comparable GAAP measure.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Thursday, August 7, 2014 at 9:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Pass Code:	Lamar

Replay:	1-334-323-0140 or 1-877-919-4059
Pass Code:	30699539

Available through Thursday, August 14, 2014 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com

Available through Thursday, August 14, 2014 at 11:59 p.m. eastern time

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 23 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenues	$330,433	$327,744	$615,366	$604,349

Operating expenses (income)
Direct advertising expenses	114,277	110,723	225,785	217,242
General and administrative expenses	53,268	52,131	108,217	106,393
Corporate expenses	13,220	13,444	27,320	26,145
Non-cash compensation	6,601	6,422	10,513	17,195
Depreciation and amortization	71,049	72,408	140,575	146,309
Gain on disposition of assets	(1,020)	(701)	(1,226)	(1,307)

	257,395	254,427	511,184	511,977

Operating income	73,038	73,317	104,182	92,372

Other expense (income)
Interest income	(43)	(51)	(88)	(79)
Loss on extinguishment of debt	20,847	—	26,023	—
Other-than-temporary impairment of investment	—	—	4,069	—
Interest expense	26,086	37,887	56,354	74,587

	46,890	37,836	86,358	74,508

Income before income tax expense	26,148	35,481	17,824	17,864
Income tax expense	10,726	12,359	7,239	5,005

Net income	15,422	23,122	10,585	12,859
Preferred stock dividends	91	91	182	182

Net income applicable to common stock	$15,331	$23,031	$10,403	$12,677

Earnings per share:
Basic earnings per share	$0.16	$0.24	$0.11	$0.13

Diluted earnings per share	$0.16	$0.24	$0.11	$0.13

Weighted average common shares outstanding:
- basic	95,174,692	94,337,967	95,041,097	94,157,464
- diluted	95,590,222	94,813,138	95,464,277	94,593,760

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$149,668	$151,446	$254,044	$254,569
Interest, net	(24,875)	(33,650)	(53,815)	(67,416)
Current tax expense	(7,576)	(972)	(9,454)	(1,385)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures	(31,857)	(26,933)	(54,255)	(52,721)

Free cash flow	$85,269	$89,800	$136,338	$132,865

			June 30, 2014	December 31, 2013
OTHER DATA (continued):

Selected Balance Sheet Data:
Cash and cash equivalents			$34,417	$33,212
Working capital			$96,919	$36,705
Total assets			$3,376,470	$3,401,618
Total debt (including current maturities)			$1,927,867	$1,938,802
Total stockholders’ equity			$885,655	$932,946

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Selected Cash Flow Data:
Cash flows provided by operating activities	$110,848	$100,233	$173,432	$151,954
Cash flows used in investing activities	$(31,537)	$(52,897)	$(57,309)	$(82,252)
Cash flows used in financing activities	$(114,104)	$(3,360)	$(114,741)	$(8,811)

SUPPLEMENTAL SCHEDULES

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$110,848	$100,233	$173,432	$151,954
Changes in operating assets and liabilities	7,519	18,415	20,093	36,915
Total capital expenditures	(31,857)	(26,933)	(54,255)	(52,721)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,150)	(1,824)	(2,750)	(3,101)

Free cash flow	$85,269	$89,800	$136,338	$132,865

Reconciliation of Adjusted EBITDA to Net Income:
Adjusted EBITDA	$149,668	$151,446	$254,044	$254,569
Less:
Non-cash compensation	6,601	6,422	10,513	17,195
Depreciation and amortization	71,049	72,408	140,575	146,309
Gain on disposition of assets	(1,020)	(701)	(1,226)	(1,307)

Operating Income	73,038	73,317	104,182	92,372

Less:
Interest income	(43)	(51)	(88)	(79)
Loss on extinguishment of debt	20,847	—	26,023	—
Other-than-temporary impairment of investment	—	—	4,069	—
Interest expense	26,086	37,887	56,354	74,587
Income tax expense	10,726	12,359	7,239	5,005

Net income	$15,422	$23,122	$10,585	$12,859

Capital expenditure detail by category:
Billboards – traditional	$6,584	$6,258	$11,202	$12,476
Billboards – digital	18,060	11,980	27,858	23,603
Logo	2,002	2,244	3,870	4,107
Transit	178	8	268	28
Land and buildings	2,401	2,824	5,702	5,608
Operating Equipment	2,632	3,619	5,355	6,899

Total capital expenditures	$31,857	$26,933	$54,255	$52,721

SUPPLEMENTAL SCHEDULES

UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS)

	Three months ended June 30,
	2014	2013	% Change
Reconciliation of Reported Basis to Pro Forma(a) Basis:
Net revenue (daily basis)	$330,433	$327,744	0.8%
Conversion from daily to monthly	4,427	(3,060)

Adjusted net revenue	$334,860	$324,684	3.1%
Acquisitions and divestitures	—	3,403

Pro forma adjusted net revenue (monthly basis)	$334,860	$328,087	2.1%

Reported direct advertising and G&A expenses	$167,545	$162,854	2.9%
Acquisitions and divestitures	—	2,171

Pro forma direct advertising and G&A expenses	$167,545	$165,025	1.5%

Outdoor operating income (daily basis)	$162,888	$164,890	(1.2)%
Conversion from daily to monthly	4,427	(3,060)

Adjusted outdoor operating income	$167,315	$161,830	3.4%
Acquisitions and divestitures	—	1,232

Pro forma adjusted outdoor operating income (monthly basis)	$167,315	$163,062	2.6%

Reported corporate expenses	$13,220	$13,444	(1.7)%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$13,220	$13,444	(1.7)%

Adjusted EBITDA (daily basis)	$149,668	$151,446	(1.2)%
Conversion from daily to monthly	4,427	(3,060)

Adjusted EBITDA (monthly basis)	$154,095	$148,386	3.8%
Acquisitions and divestitures	—	1,232

Pro forma Adjusted EBITDA (monthly basis)	$154,095	$149,618	3.0%

(a) Pro forma adjusted net revenue, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2013 for acquisitions and divestitures for the same time frame as actually owned in 2014. Pro forma adjusted net revenue, outdoor operating income and Adjusted EBITDA have also been adjusted to reflect revenue recognition on a monthly basis (eliminating the effect of an immaterial correction) in both the 2013 and 2014 periods.

	Three months ended June 30,
	2014	2013
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$162,888	$164,890
Less: Corporate expenses	13,220	13,444
Non-cash compensation	6,601	6,422
Depreciation and amortization	71,049	72,408
Plus: Gain on disposition of assets	1,020	701

Operating income	$73,038	$73,317

UNAUDITED REIT MEASURES

AND RECONCILIATIONS TO GAAP MEASURES

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$15,422	$23,122	$10,585	$12,859
Depreciation and amortization related to advertising structures	66,896	68,188	132,071	138,070
Gain from disposition of real estate assets	(571)	(758)	(595)	(1,276)
Adjustment for minority interest – consolidated affiliates	222	323	299	544

Funds From Operations	$81,969	$90,875	$142,360	$150,197

Straight-line expense	(176)	(185)	(228)	(321)
Stock-based compensation expense	6,601	6,422	10,513	17,195
Non-cash tax expense (a)	8,390	11,387	3,025	3,620
Non-real estate related depreciation and amortization	4,153	4,220	8,504	8,239
Amortization of deferred financing and debt issuance costs	1,168	4,186	2,451	7,092
Loss on extinguishment of debt	20,847	—	26,023	—
Loss from other-than-temporary impairment of investment	—	—	4,069	—
Capitalized expenditures—maintenance	(19,823)	(16,861)	(34,697)	(35,567)
Adjustment for minority interest – consolidated affiliates	(222)	(323)	(299)	(544)

Adjusted Funds From Operations	$102,907	$99,721	$161,721	$149,911
Divided by weighted average diluted shares outstanding	95,590,222	94,813,138	95,464,277	94,593,760

Diluted AFFO per Share	$1.08	$1.05	$1.69	$1.58

(a) Three and six months ended June 30, 2014, includes the actual non-cash tax expense (benefit) of $3,150 and $(2,215), respectively as well as an adjustment in the amount of $5,240 related to the expected reversal of alternative minimum tax credits, which the Company would receive after it elects REIT status.

Given the Company’s preparation for potential election of REIT status for the taxable year beginning January 1, 2014, two widely recognized metrics of operating performance for REITs, Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO), are presented in this release. The calculation of FFO is based on the definition as set forth by the National Association of Real Estate Investment Trusts (NAREIT). A reconciliation of net income to FFO and the calculation of AFFO, each of which are non-GAAP financial measures, are presented above. The measures of FFO and AFFO may not be comparable to those reported by REITs that do not compute these measures in accordance with the NAREIT definitions, or that interpret those definitions differently than the Company does.